Exhibit 99.1
Coca-Cola Reports Fourth Quarter and Full-Year 2022 Results

Global Unit Case Volume Declined 1% for the Quarter and Grew 5% for the Full Year

Net Revenues Grew 7% for the Quarter and 11% for the Full Year;
Organic Revenues (Non-GAAP) Grew 15% for the Quarter and 16% for the Full Year

Operating Income Grew 24% for the Quarter and 6% for the Full Year;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 21% for the Quarter and
19% for the Full Year

Fourth Quarter EPS Declined 16% to $0.47, and Comparable EPS (Non-GAAP) Was Even at $0.45;
Full-Year EPS Declined 3% to $2.19, and Comparable EPS (Non-GAAP) Grew 7% to $2.48

Cash Flow from Operations Was $11.0 Billion for the Full Year, Down 13%;
Full-Year Free Cash Flow (Non-GAAP) Was $9.5 Billion, Down 15%

Company Provides 2023 Financial Outlook

ATLANTA, Feb. 14, 2023 – The Coca-Cola Company today reported strong fourth quarter and full-year 2022 results. “While 2022 brought many challenges, we are proud of our overall results in a dynamic operating environment,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “As we begin 2023, we continue to invest in our capabilities and strengthen alignment with our bottling partners to maintain flexibility. We are keeping consumers at the center of our innovation and marketing investments, while also leveraging our expertise in revenue growth management and execution. Our growth culture is leading to new approaches, more experimentation, and improved agility to drive growth and value for our stakeholders.”

Highlights

Quarterly / Full-Year Performance
•Revenues: For the quarter, net revenues were strong, growing 7% to $10.1 billion. Organic revenues (non-GAAP) grew 15%. Organic revenue (non-GAAP) performance was strong across operating segments and included 12% growth in price/mix and 2% growth in concentrate sales. The quarter included one additional day, which resulted in a 1-point tailwind to revenue growth. The quarter also benefited from the timing of concentrate shipments. For the full year, net revenues grew 11% to $43.0 billion, and organic revenues (non-GAAP) grew 16%. This performance was driven by 11% growth in price/mix and 5% growth in concentrate sales.
•Operating margin: For the quarter, operating margin, which included items impacting comparability, was 20.5% versus 17.7% in the prior year, while comparable operating margin (non-GAAP) was 22.7% versus 22.1% in the prior year. For the full year, operating margin, which included items impacting comparability, was 25.4% versus 26.7% in the prior year, while comparable operating margin (non-GAAP) was 28.7% in both the current year and the prior year. For both the quarter and the full year, operating margin benefited from strong topline growth but was unfavorably impacted by the BODYARMOR acquisition, higher operating costs, an increase in marketing investments versus the prior year, currency headwinds and items impacting comparability.
•Earnings per share: For the quarter, EPS declined 16% to $0.47, and comparable EPS (non-GAAP) was even at $0.45. EPS performance included the impact of a 12-point currency headwind, while comparable EPS (non-GAAP) performance included the impact of an 11-point currency headwind. For the full year, EPS declined 3% to $2.19, and comparable EPS (non-GAAP) grew 7% to $2.48. EPS performance included the impact of an 11-point currency headwind, while comparable EPS (non-GAAP) performance included the impact of a 10-point currency headwind.
•Market share: For both the quarter and the full year, the company gained value share in total nonalcoholic ready-to-drink (“NARTD”) beverages, which included share gains in both at-home and away-from-home channels.
•Cash flow: Cash flow from operations was $11.0 billion for the full year, a decline of $1.6 billion versus the prior year, as strong business performance was more than offset by the deliberate buildup of inventory in the face of a volatile commodity environment, cycling working capital benefits from the prior year, and higher tax payments and annual incentive payments in 2022. Free cash flow (non-GAAP) was $9.5 billion, a decline of $1.7 billion versus the prior year.

Company Updates
•Evolving company leadership to fuel growth: The company continues to focus on having the right leaders and organizational structure to deliver on its growth strategy, while also developing talent for the future. Through recent leadership appointments, the company continued to optimize its organizational design, connecting functions end-to-end while identifying key opportunities to drive meaningful growth over the long term. During the quarter, John Murphy began an expanded role as President and Chief Financial Officer, and added oversight of Global Ventures, Bottling Investments, Platform Services, customer and commercial leadership, and online-to-offline digital transformation. The company also named Henrique Braun to the newly created role of President, International Development to oversee seven of the company’s nine operating units. Braun will steward growth of the consumer base across developing and emerging markets as well as developed markets. Braun will partner with Nikos Koumettis, President of the Europe operating unit, and Jennifer Mann, President of the North America operating unit, on global operational strategy in order to scale best practices and help ensure the company captures growth opportunities across all of its markets.
•Leveraging digital engagement to connect with more consumers: By linking consumption occasions with consumer passion points, the company is building deeper connections with consumers and reaching them in new and unique ways. The company successfully executed on the Coca-Cola® “Believing is Magic” global campaign for FIFA World Cup Qatar 2022 by creating end-to-end, digitally driven experiences. The company developed its own digital platform, the Coca-Cola Fan Zone, which was activated in 41 markets and featured social experiences for soccer fans. Approximately 5 million consumers interacted with this platform. Through an exclusive partnership with Panini, the official licensed sticker album of FIFA World Cup Qatar 2022, soccer fans were able to trade physical and digital stickers, which drove approximately 28 million product label scans, up approximately 400% versus the 2018 FIFA World Cup.
•Progressing on ambitious packaging goals: The company continues to collaborate with partners to address challenges and create a circular economy for packaging. The company has built a broad spectrum of partnerships to help accelerate progress toward our 2030 packaging collection goal. In India, the company partnered with the grocery delivery service Zepto for a “return and recycle” initiative for PET bottles. Consumers can access the

“Return PET Bottles” feature on the Zepto app, where they can opt to return four empty PET bottles, to be collected by Zepto riders. This initiative establishes an organized process of PET bottle collection with full traceability to help ensure effective plastic waste management. In Latin America, the company partnered with the food aggregator Rappi to collect empty PET bottles. In the Philippines, the company is transitioning the existing PET packaging of some of its brands to 100% recycled PET, excluding caps and labels, utilizing new sources of recycled PET from the joint venture investment PETValue, the first bottle-to-bottle recycling facility in the country. The new packaging formats for Coca-Cola® Original Taste and Wilkins® Pure will expand the company’s lineup in recycled plastic packaging in the country. The company also has approximately 50% of its portfolio in the country in returnable glass bottles.
•Building a fit-for-purpose balance sheet: The company is focused on having a balance sheet that supports sustainable value creation. In 2022, the company completed the refranchising of company-owned bottling operations in Cambodia to Swire Coca-Cola Limited, a subsidiary of Swire Pacific Limited, and completed the sale of its stake in the bottler in Egypt to Coca-Cola HBC AG. The company also announced the refranchising of company-owned bottling operations in Vietnam, which was completed in January 2023, and the company agreed to sell its stake in the bottler in Pakistan. Additionally, once market conditions become more favorable, the company intends to list Coca-Cola Beverages Africa as a publicly traded company via an initial public offering, which we believe will occur subsequent to 2023. The company continually evaluates the most effective use of capital to align with its objective of focusing resources on building consumer-loved brands and driving growth.
•Update on ongoing tax litigation with the IRS: In November 2020, the U.S. Tax Court (“Tax Court”) issued an opinion in the company’s 2015 transfer pricing litigation with the Internal Revenue Service (“IRS”), in which the Tax Court predominantly sided with the IRS. The company intends to assert its claims on appeal and vigorously defend its position. In this opinion, the Tax Court reserved ruling on the effect of Brazilian legal restrictions on the payment of royalties by the company’s licensee in Brazil until after the Tax Court issued its opinion in a separate case involving the 3M Company. The Tax Court issued that opinion in the 3M case on February 9, 2023. As previously disclosed, the company expects that the Tax Court will now proceed to consider the impact of the 3M opinion on the company’s case and ultimately issue a final decision in the company’s case. The potential impact of the 3M decision for the payment of royalties in the company’s case is already reflected in the company’s previously disclosed estimates of the amounts of potential additional tax and interest that could become due if the IRS were ultimately to prevail in the courts.

Operating Review – Three Months Ended December 31, 2022
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	2	12	(8)	1	7	15	(1)
Europe, Middle East & Africa	(6)	15	(16)	0	(7)	9	(5)
Latin America	6	26	(7)	0	25	32	2
North America	1	12	0	1	14	12	0
Asia Pacific	8	7	(14)	2	3	15	(1)
Global Ventures[4]	3	5	(13)	0	(5)	8	8
Bottling Investments	2	14	(12)	0	4	16	1
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	24	13	(10)	21
Europe, Middle East & Africa	(18)	4	(17)	(5)
Latin America	22	(2)	(10)	34
North America	6	(6)	0	12
Asia Pacific	6	(6)	(9)	22
Global Ventures	(71)	(17)	0	(55)
Bottling Investments	(15)	10	(7)	(18)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	(16)	(16)	(11)	11

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

Operating Review – Year Ended December 31, 2022
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	5	11	(7)	2	11	16	5
Europe, Middle East & Africa	2	16	(14)	0	5	18	3
Latin America	7	17	(5)	0	19	24	6
North America	1	12	0	6	19	13	2
Asia Pacific	8	3	(9)	0	3	11	6
Global Ventures[3]	13	0	(11)	0	1	13	13
Bottling Investments	12	7	(9)	0	10	19	12
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	6	(5)	(8)	19
Europe, Middle East & Africa	6	3	(15)	18
Latin America	13	0	(6)	19
North America	12	(5)	0	18
Asia Pacific	(1)	(2)	(8)	9
Global Ventures	(37)	(1)	(2)	(33)
Bottling Investments	3	(7)	(9)	19

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	(3)	(9)	(10)	17

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.
In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume declined 1% for the quarter. When compared to 2019 volume levels, fourth quarter unit case volume growth was in line with the third quarter. For the fourth quarter, strong growth in Brazil, India, Great Britain and Mexico was more than offset by the suspension of business in Russia. For the full year, unit case volume grew 5% as broad-based growth across all operating segments was driven by strength in away-from-home channels and ongoing investments in the marketplace. Developed markets grew low single digits for the quarter and mid single digits for the year, driven by growth across most markets. Developing and emerging markets declined low single digits for the quarter and grew mid single digits for the year. This performance benefited from strong growth in India and Brazil and was unfavorably impacted by the suspension of business in Russia.

Unit case volume performance included the following:
◦Sparkling soft drinks were even for the quarter and grew 4% for the year, benefiting from strong performance in Latin America and Asia Pacific and unfavorably impacted by the suspension of business in Russia. Trademark Coca-Cola was even for the quarter, as strong performance in Brazil and Philippines was offset by the suspension of business in Russia, and grew 4% for the year, driven by broad-based strength across all geographic operating segments. Coca-Cola® Zero Sugar grew 9% for the quarter and 11% for the year, driven by strong growth across developed markets as well as developing and emerging markets. Sparkling flavors declined 2% for the quarter and grew 5% for the year. This performance benefited from strong growth in India and the United States and was unfavorably impacted by the suspension of business in Russia.
◦Juice, value-added dairy and plant-based beverages declined 7% for the quarter and grew 3% for the year. This performance benefited from strong growth in developed markets and was unfavorably impacted by the suspension of business in Russia.
◦Water, sports, coffee and tea were even for the quarter and grew 6% for the year. Water was even for the quarter and grew 5% for the year. This performance benefited from strong growth in Latin America and was unfavorably impacted by a decline in China due to varying levels of pandemic-related mobility restrictions. Sports drinks grew 1% for the quarter and 8% for the year, driven by strong performance in Latin America and Europe, Middle East and Africa. Coffee grew 11% for the quarter and 13% for the year, primarily driven by cycling the impact of pandemic-related Costa® retail store closures in the United Kingdom in the prior year and the continued expansion of Costa® coffee across markets. Tea declined 9% for the quarter and grew 1% for the year. This performance benefited from strong growth of Fuze® Tea in Latin America and was unfavorably impacted by doğadan® performance in Turkey.
•Price/mix grew 12% for the quarter and 11% for the year. This was primarily driven by pricing actions in the marketplace across operating segments along with favorable channel and package mix. For the quarter, concentrate sales were 3 points ahead of unit case volume, primarily due to one additional day along with the timing of concentrate shipments.
•Operating income grew 24% for the quarter and 6% for the year, which included items impacting comparability and currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 21% for the quarter and 19% for the year. For both the quarter and the year, this performance was driven by strong organic revenue (non-GAAP) growth across all operating segments, partially offset by higher operating costs and an increase in marketing investments versus the prior year.

Europe, Middle East & Africa
•Unit case volume declined 5% for the quarter, as strong growth in Western Europe was more than offset by the suspension of business in Russia.
•Price/mix grew 15% for the quarter, driven by pricing actions across operating units along with inflationary pricing in Turkey. For the quarter, concentrate sales were 1 point behind unit case volume, largely due to the timing of concentrate shipments.
•For the quarter, operating income declined 18%, which included items impacting comparability and a 27-point currency headwind. Comparable currency neutral operating income (non-GAAP) declined 5% for the quarter, as strong organic revenue (non-GAAP) growth across most operating units was more than offset by higher operating costs and an increase in marketing investments versus the prior year.
•For the year, the company gained value share in total NARTD beverages, led by share gains in France, Spain and Poland.

Latin America
•Unit case volume grew 2% for the quarter, with solid growth across most categories. Growth was led by Brazil and Mexico.
•Price/mix grew 26% for the quarter, driven by pricing actions in the marketplace and favorable channel and package mix, in addition to inflationary pricing in Argentina. For the quarter, concentrate sales were 4 points ahead of unit case volume, primarily due to one additional day along with cycling the timing of concentrate shipments in the prior year.
•Operating income grew 22% for the quarter, which included a 12-point currency headwind and items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 34% for the quarter, primarily driven by strong organic revenue (non-GAAP) growth, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•For the year, the company lost value share in total NARTD beverages, as share gains in Brazil and Argentina were more than offset by pressure in sparkling soft drinks in Mexico.

North America
•Unit case volume was even during the quarter, as growth in sparkling soft drinks, juice drinks and value-added dairy beverages was offset by declines in other beverage categories.
•Price/mix grew 12% for the quarter, primarily driven by pricing actions in the marketplace and the continued recovery in the fountain business.
•Operating income grew 6% for the quarter, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 12% for the quarter, driven by strong organic revenue (non-GAAP) growth, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages for the year, driven by the continued recovery in away-from-home channels along with strong performance in at-home channels for sparkling soft drinks and value-added dairy beverages.

Asia Pacific
•Unit case volume declined 1% for the quarter, driven by strong growth in India and Vietnam, which was more than offset by a decline in China due to varying levels of pandemic-related mobility restrictions.
•Price/mix grew 7% for the quarter, primarily driven by pricing actions in the marketplace, partially offset by negative geographic mix. For the quarter, concentrate sales were 9 points ahead of unit case volume, primarily due to the timing of concentrate shipments.
•Operating income grew 6% for the quarter, which included items impacting comparability and a 15-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 22% for the quarter, primarily driven by organic revenue (non-GAAP) growth across all operating units, partially offset by higher operating costs.
•For the year, the company gained value share in total NARTD beverages, led by share gains in India, Australia, Japan and South Korea.

Global Ventures
•Net revenues declined 5% and organic revenues (non-GAAP) grew 8% for the quarter. Net revenues included a 13-point currency headwind. Revenue performance benefited from cycling the impact of pandemic-related Costa retail store closures in the United Kingdom in the prior year.
•Operating income and comparable currency neutral operating income (non-GAAP) both declined for the quarter, as solid organic revenue (non-GAAP) growth was more than offset by higher operating costs.

Bottling Investments
•Unit case volume grew 1% for the quarter, driven by strength in India and Vietnam.
•Price/mix grew 14% for the quarter, driven by pricing actions across most markets.
•Operating income declined 15% for the quarter, which included items impacting comparability and a 9-point currency headwind. Comparable currency neutral operating income (non-GAAP) declined 18% for the quarter, as strong organic revenue (non-GAAP) growth was more than offset by higher operating costs.

Capital Allocation Update
•Reinvesting in the business: The company continued to invest in its various lines of business and spent
$1.5 billion on capital expenditures in 2022, an increase of 9% versus the prior year.
•Continuing to grow the dividend: The company paid dividends totaling $7.6 billion during 2022. The company has increased its dividend in each of the last 60 years.
•Consumer-centric M&A: In 2022, the company did not make any significant acquisitions. The company continues to evaluate inorganic growth opportunities through brands and capabilities.
•Share repurchases: In 2022, the company issued $0.8 billion of shares in connection with the exercise of stock options by employees, and the company purchased $1.4 billion of shares. Consequently, net share repurchases (non-GAAP) were $0.6 billion. The company’s remaining share repurchase authorization is approximately $8 billion.

Outlook
The 2023 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full-year 2023 projected organic revenues (non-GAAP) to full-year 2023 projected reported net revenues, full-year 2023 projected comparable net revenues (non-GAAP) to full-year 2023 projected reported net revenues, full-year 2023 projected comparable cost of goods sold (non-GAAP) to full-year 2023 projected reported cost of goods sold, full-year 2023 projected underlying effective tax rate (non-GAAP) to full-year 2023 projected reported effective tax rate, full-year 2023 projected comparable currency neutral EPS (non-GAAP) to full-year 2023 projected reported EPS, or full-year 2023 projected comparable EPS (non-GAAP) to full-year 2023 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the exact timing and exact impact of acquisitions, divestitures and structural changes throughout 2023; the exact impact of changes in commodity costs throughout 2023; the exact timing and exact amount of items impacting comparability throughout 2023; and the exact impact of fluctuations in foreign currency exchange rates throughout 2023. The unavailable information could have a significant impact on the company’s full-year 2023 reported financial results.
Full Year 2023
The company expects to deliver organic revenue (non-GAAP) growth of 7% to 8%.
For comparable net revenues (non-GAAP), the company expects a 2% to 3% currency headwind based on the current rates and including the impact of hedged positions, in addition to an approximate 1% headwind from acquisitions, divestitures and structural changes.
The company expects commodity price inflation to be a mid single-digit percentage headwind on comparable cost of goods sold (non-GAAP) based on the current rates and including the impact of hedged positions.
The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.5%. This does not include the impact of ongoing tax litigation with the IRS, if the company were not to prevail.
Given the above considerations, the company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 7% to 9% and comparable EPS (non-GAAP) growth of 4% to 5%, versus $2.48 in 2022.
Comparable EPS (non-GAAP) percentage growth is expected to include a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to a slight headwind from acquisitions, divestitures and structural changes.
The company expects to generate free cash flow (non-GAAP) of approximately $9.5 billion through cash flow from operations of approximately $11.4 billion, less capital expenditures of approximately $1.9 billion. This does not include any potential payments related to ongoing tax litigation with the IRS.
First Quarter 2023 Considerations
Comparable net revenues (non-GAAP) are expected to include a 5% to 6% currency headwind based on the current rates and including the impact of hedged positions, in addition to an approximate 1% headwind from acquisitions, divestitures and structural changes.
Comparable EPS (non-GAAP) percentage growth is expected to include a 6% to 7% currency headwind based on the current rates and including the impact of hedged positions.
The first quarter has one less day compared to first quarter 2022.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales in the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the fourth quarter, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the full year, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2022 financial results were impacted by one less day as compared to first quarter 2021, and fourth quarter 2022 financial results were impacted by one additional day as compared to fourth quarter 2021. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss fourth quarter and full-year 2022 operating results today, Feb. 14, 2023, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	December 31, 2022	December 31, 2021	% Change
Net Operating Revenues	$10,125	$9,464	7
Cost of goods sold	4,513	4,088	10
Gross Profit	5,612	5,376	4
Selling, general and administrative expenses	3,431	3,336	3
Other operating charges	106	368	(71)
Operating Income	2,075	1,672	24
Interest income	143	71	99
Interest expense	304	165	84
Equity income (loss) — net	339	302	12
Other income (loss) — net	247	1,080	(77)
Income Before Income Taxes	2,500	2,960	(16)
Income taxes	444	510	(13)
Consolidated Net Income	2,056	2,450	(16)
Less: Net income (loss) attributable to noncontrolling interests	25	36	(25)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,031	$2,414	(16)
Basic Net Income Per Share[1]	$0.47	$0.56	(16)
Diluted Net Income Per Share[1]	$0.47	$0.56	(16)
Average Shares Outstanding	4,326	4,321	0
Effect of dilutive securities	21	26	(19)
Average Shares Outstanding Assuming Dilution	4,347	4,347	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Year Ended
	December 31, 2022	December 31, 2021	% Change
Net Operating Revenues	$43,004	$38,655	11
Cost of goods sold	18,000	15,357	17
Gross Profit	25,004	23,298	7
Selling, general and administrative expenses	12,880	12,144	6
Other operating charges	1,215	846	44
Operating Income	10,909	10,308	6
Interest income	449	276	62
Interest expense	882	1,597	(45)
Equity income (loss) — net	1,472	1,438	2
Other income (loss) — net	(262)	2,000	—
Income Before Income Taxes	11,686	12,425	(6)
Income taxes	2,115	2,621	(19)
Consolidated Net Income	9,571	9,804	(2)
Less: Net income (loss) attributable to noncontrolling interests	29	33	(9)
Net Income Attributable to Shareowners of The Coca-Cola Company	$9,542	$9,771	(2)
Basic Net Income Per Share[1]	$2.20	$2.26	(3)
Diluted Net Income Per Share[1]	$2.19	$2.25	(3)
Average Shares Outstanding	4,328	4,315	0
Effect of dilutive securities	22	25	(10)
Average Shares Outstanding Assuming Dilution	4,350	4,340	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$9,519	$9,684
Short-term investments	1,043	1,242
Total Cash, Cash Equivalents and Short-Term Investments	10,562	10,926
Marketable securities	1,069	1,699
Trade accounts receivable, less allowances of $516 and $516, respectively	3,487	3,512
Inventories	4,233	3,414
Prepaid expenses and other current assets	3,240	2,994
Total Current Assets	22,591	22,545
Equity method investments	18,264	17,598
Other investments	501	818
Other noncurrent assets	6,189	6,731
Deferred income tax assets	1,746	2,129
Property, plant and equipment — net	9,841	9,920
Trademarks with indefinite lives	14,214	14,465
Goodwill	18,782	19,363
Other intangible assets	635	785
Total Assets	$92,763	$94,354
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$15,749	$14,619
Loans and notes payable	2,373	3,307
Current maturities of long-term debt	399	1,338
Accrued income taxes	1,203	686
Total Current Liabilities	19,724	19,950
Long-term debt	36,377	38,116
Other noncurrent liabilities	7,922	8,607
Deferred income tax liabilities	2,914	2,821
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	18,822	18,116
Reinvested earnings	71,019	69,094
Accumulated other comprehensive income (loss)	(14,895)	(14,330)
Treasury stock, at cost — 2,712 and 2,715 shares, respectively	(52,601)	(51,641)
Equity Attributable to Shareowners of The Coca-Cola Company	24,105	22,999
Equity attributable to noncontrolling interests	1,721	1,861
Total Equity	25,826	24,860
Total Liabilities and Equity	$92,763	$94,354

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31, 2022	December 31, 2021
Operating Activities
Consolidated net income	$9,571	$9,804
Depreciation and amortization	1,260	1,452
Stock-based compensation expense	356	337
Deferred income taxes	(122)	894
Equity (income) loss — net of dividends	(838)	(615)
Foreign currency adjustments	203	86
Significant (gains) losses — net	(129)	(1,365)
Other operating charges	1,086	506
Other items	236	201
Net change in operating assets and liabilities	(605)	1,325
Net Cash Provided by Operating Activities	11,018	12,625
Investing Activities
Purchases of investments	(3,751)	(6,030)
Proceeds from disposals of investments	4,771	7,059
Acquisitions of businesses, equity method investments and nonmarketable securities	(73)	(4,766)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	458	2,180
Purchases of property, plant and equipment	(1,484)	(1,367)
Proceeds from disposals of property, plant and equipment	75	108
Collateral (paid) received associated with hedging activities — net	(1,465)	—
Other investing activities	706	51
Net Cash Provided by (Used in) Investing Activities	(763)	(2,765)
Financing Activities
Issuances of debt	3,972	13,094
Payments of debt	(4,930)	(12,866)
Issuances of stock	837	702
Purchases of stock for treasury	(1,418)	(111)
Dividends	(7,616)	(7,252)
Other financing activities	(1,095)	(353)
Net Cash Provided by (Used in) Financing Activities	(10,250)	(6,786)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(205)	(159)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the year	(200)	2,915
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	10,025	7,110
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Year	9,825	10,025
Less: Restricted cash and restricted cash equivalents at end of year	306	341
Cash and Cash Equivalents at End of Year	$9,519	$9,684

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2022	December 31, 2021	% Fav. / (Unfav.)	December 31, 2022	December 31, 2021	% Fav. / (Unfav.)	December 31, 2022	December 31, 2021	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,519	$1,638	(7)	$614	$745	(18)	$626	$772	(19)
Latin America	1,289	1,030	25	724	592	22	727	590	23
North America	3,853	3,393	14	764	721	6	766	735	4
Asia Pacific	1,041	1,012	3	297	279	6	295	272	8
Global Ventures	740	775	(5)	23	78	(71)	23	89	(74)
Bottling Investments	1,982	1,904	4	135	159	(15)	431	395	9
Corporate	17	26	(38)	(482)	(902)	47	(368)	107	—
Eliminations	(316)	(314)	0	—	—	—	—	—	—
Consolidated	$10,125	$9,464	7	$2,075	$1,672	24	$2,500	$2,960	(16)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended December 31, 2022, intersegment revenues were $146 million for Europe, Middle East & Africa, $1 million for North America, $167 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended December 31, 2021, intersegment revenues were $168 million for Europe, Middle East & Africa, $2 million for North America, $141 million for Asia Pacific, $2 million for Bottling Investments and $1 million for Corporate.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Year Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2022	December 31, 2021	% Fav. / (Unfav.)	December 31, 2022	December 31, 2021	% Fav. / (Unfav.)	December 31, 2022	December 31, 2021	% Fav. / (Unfav.)
Europe, Middle East & Africa	$7,523	$7,193	5	$3,958	$3,735	6	$3,952	$3,821	3
Latin America	4,910	4,143	19	2,870	2,534	13	2,879	2,542	13
North America	15,674	13,190	19	3,742	3,331	12	3,768	3,140	20
Asia Pacific	5,445	5,291	3	2,303	2,325	(1)	2,320	2,350	(1)
Global Ventures	2,843	2,805	1	185	293	(37)	196	310	(37)
Bottling Investments	7,891	7,203	10	487	473	3	1,743	1,596	9
Corporate	94	85	11	(2,636)	(2,383)	(11)	(3,172)	(1,334)	(138)
Eliminations	(1,376)	(1,255)	(10)	—	—	—	—	—	—
Consolidated	$43,004	$38,655	11	$10,909	$10,308	6	$11,686	$12,425	(6)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2022, intersegment revenues were $627 million for Europe, Middle East & Africa, $7 million for North America, $734 million for Asia Pacific and $8 million for Bottling Investments. During the year ended December 31, 2021, intersegment revenues were $629 million for Europe, Middle East & Africa, $6 million for North America, $609 million for Asia Pacific, $9 million for Bottling Investments and $2 million for Corporate.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable cost of goods sold,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate,” “free cash flow” and “net share repurchases,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments. In August 2022, the company acquired a controlling interest in a bottling operation in Malawi. The impact of this acquisition has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Europe, Middle East and Africa operating segments. In November 2022, the company refranchised our bottling operations in Cambodia. The impact of this refranchising has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of fluctuations in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of fluctuations in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three months and year ended December 31, 2022 included the structural changes discussed above. Additionally, in November 2021, the company acquired the remaining ownership interest in BODYARMOR. The impact of acquiring BODYARMOR has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the North America operating segment

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
for the three months and year ended December 31, 2022. In July 2022, the company also acquired certain brands in Asia Pacific. The impact of acquiring these brands has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Asia Pacific operating segment for the three months and year ended December 31, 2022.
•“Comparable cost of goods sold” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes comparable cost of goods sold (non-GAAP) provides users with useful supplemental information regarding the company’s ongoing cost of goods sold by improving their ability to compare our period-to-period results.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of fluctuations in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of fluctuations in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of fluctuations in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
•“Net share repurchases” is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, transaction gains/losses including associated costs, and charges related to restructuring initiatives, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that fluctuations in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).
Asset Impairments
During the year ended December 31, 2022, the company recorded an impairment charge of $57 million related to a trademark in Asia Pacific, which was primarily driven by a change in brand strategy resulting in revised projections of future operating results for the trademark. Additionally, during the year ended December 31, 2022, the company recorded an other-than-temporary impairment charge of $96 million related to an equity method investee in Russia.
During the three months and year ended December 31, 2021, the company recorded an impairment charge of $78 million related to a trademark in Europe, which was driven by a change in our intent to renew the license agreement for a certain brand.
Equity Investees
During the three months and year ended December 31, 2022, the company recorded a gain of $10 million and a net charge of $34 million, respectively. During the three months and year ended December 31, 2021, the company recorded net charges of $8 million and $13 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months and year ended December 31, 2022, the company recorded charges of $29 million and $1,000 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife, LLC (“fairlife”) in 2020. Additionally, during the three months and year ended December 31, 2022, the company recognized gains of $94 million and $169 million, respectively, related to the sale of a portion of our ownership interest in an unconsolidated bottling operation and recognized a net gain of $153 million related to the refranchising of our bottling operations in Cambodia.
During the year ended December 31, 2022, the company recorded a net loss of $24 million as a result of one of our equity method investees issuing additional shares of its stock.
During the three months and year ended December 31, 2021, the company recognized a gain of $834 million in conjunction with our acquisition of the remaining ownership interest in BODYARMOR, which resulted from the remeasurement of our previously held equity interest in BODYARMOR to fair value. Additionally, during the three months and year ended December 31, 2021, the company recorded charges of $106 million and $369 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife. During the three months and year ended December 31, 2021, the company also recognized gains totaling $57 million and $133 million, respectively, related to the sale of a portion of our ownership interests in certain unconsolidated bottling operations.
During the year ended December 31, 2021, the company recorded a net gain, including transaction costs, of $694 million related to the sale of our ownership interest in Coca-Cola Amatil Limited, an equity method investee.
Restructuring
During the three months and year ended December 31, 2022, the company recorded charges of $29 million and $85 million, respectively. During the three months and year ended December 31, 2021, the company recorded charges of $44 million and $115 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization as part of our productivity and reinvestment program.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
During the three months and year ended December 31, 2022, the company recorded a charge of $38 million, primarily related to severance costs associated with the restructuring of our North America operating unit.
During the three months and year ended December 31, 2022, the company recorded a gain of $6 million due to a revision of management’s estimates associated with our strategic realignment initiatives. During the three months and year ended December 31, 2021, the company recorded net charges of $33 million and $263 million, respectively, primarily related to severance costs and pension settlement charges associated with our strategic realignment initiatives.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2022, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $134 million and $170 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2021, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $37 million and $85 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months and year ended December 31, 2022, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in a decrease of $61 million and an increase of $440 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2021, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $85 million and $362 million, respectively, to our non-GAAP income before income taxes.
Extinguishment of Long-Term Debt
During the year ended December 31, 2021, the company recorded charges of $650 million related to the extinguishment of long-term debt.
Other
During the three months and year ended December 31, 2022, the company recorded net charges of $5 million and $36 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, during the three months and year ended December 31, 2022, the company recorded net charges of $15 million and $38 million, respectively, related to the BODYARMOR acquisition in the prior year, which included various transition and transaction costs, employee retention costs and the amortization of noncompete agreements, net of the reimbursement of distributor termination fees. During the three months and year ended December 31, 2022, the company also recorded a charge of $1 million related to tax litigation.
During the three months and year ended December 31, 2021, the company recorded net charges of $10 million and $318 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, during

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
the three months and year ended December 31, 2021, the company recorded net charges of $119 million, which included various transition and transaction costs, distributor termination fees, employee retention costs and the amortization of noncompete agreements related to the BODYARMOR acquisition. During the three months and year ended December 31, 2021, the company also recorded charges of $1 million and $15 million, respectively, related to tax litigation.
Certain Tax Matters
During the three months and year ended December 31, 2022, the company recorded $6 million and $76 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. During the three months and year ended December 31, 2022, the company also recorded net income tax benefits of $41 million and $28 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. Additionally, during the three months and year ended December 31, 2022, the company recorded net income tax benefits of $36 million and $24 million, respectively, associated with return to provision adjustments.
During the three months and year ended December 31, 2021, the company recorded $20 million and $62 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. Additionally, during the three months and year ended December 31, 2021, the company recorded net income tax expense of $13 million and $134 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items, including the tax impact of agreed-upon audit issues, and recorded income tax expense of $88 million and $111 million, respectively, associated with return to provision adjustments. Additionally, during the three months and year ended December 31, 2021, the company recorded net income tax expense of $78 million and $255 million, respectively, related to changes in tax laws in the U.S. and certain foreign jurisdictions.
During the year ended December 31, 2021, the company recorded an income tax benefit of $28 million related to the reversal of a valuation allowance on an equity method investment.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,125	$4,513	$5,612	55.4%	$3,431	$106	$2,075	20.5%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		4	(29)	25
Restructuring	—	—	—		—	(61)	61
Other Items	70	(73)	143		—	(16)	159
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,195	$4,440	$5,755	56.5%	$3,435	$—	$2,320	22.7%

	Three Months Ended December 31, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,464	$4,088	$5,376	56.8%	$3,336	$368	$1,672	17.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(78)	78
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(106)	106
Restructuring	—	—	—		—	(64)	64
Other Items	6	(46)	52		—	(120)	172
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,470	$4,042	$5,428	57.3%	$3,336	$—	$2,092	22.1%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	7	10	4		3	(71)	24
% Currency Impact	(8)	(6)	(10)		(8)	—	(18)
% Change — Currency Neutral (Non-GAAP)	15	16	14		11	—	43

% Change — Comparable (Non-GAAP)	8	10	6		3	—	11
% Comparable Currency Impact (Non-GAAP)	(7)	(6)	(9)		(8)	—	(10)
% Change — Comparable Currency Neutral (Non-GAAP)	15	16	15		11	—	21
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$304	$339	$247	$2,500	$444	17.7%	$2,031	$0.47
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Equity Investees	—	(10)	—	(10)	(1)		(9)	—
Transaction Gains/Losses	—	—	(243)	(218)	(105)		(113)	(0.03)
Restructuring	—	—	—	61	16		45	0.01
Other Items	6	—	(59)	94	28		66	0.02
Certain Tax Matters	—	—	—	—	83		(83)	(0.02)
Comparable (Non-GAAP)	$310	$329	$(55)	$2,427	$465	19.1% [2]	$1,937	$0.45

	Three Months Ended December 31, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$165	$302	$1,080	$2,960	$510	17.3%	$2,414	$0.56
Items Impacting Comparability:
Asset Impairments	—	—	—	78	16		62	0.01
Equity Investees	—	8	—	8	—		8	—
Transaction Gains/Losses	—	—	(891)	(785)	22		(807)	(0.19)
Restructuring	—	—	13	77	20		57	0.02
Other Items	6	—	(84)	82	38		44	0.01
Certain Tax Matters	—	—	—	—	(159)		159	0.04
Comparable (Non-GAAP)	$171	$310	$118	$2,420	$447	18.4%	$1,937	$0.45

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	84	12	(77)	(16)	(13)		(16)	(16)
% Change — Comparable (Non-GAAP)	81	6	—	0	4		0	0
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$43,004	$18,000	$25,004	58.1%	$12,880	$1,215	$10,909	25.4%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(57)	57
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		4	(1,000)	996
Restructuring	—	—	—		—	(117)	117
Other Items	42	(183)	225		—	(41)	266
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$43,046	$17,817	$25,229	58.6%	$12,884	$—	$12,345	28.7%

	Year Ended December 31, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$38,655	$15,357	$23,298	60.3%	$12,144	$846	$10,308	26.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(78)	78
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(369)	374
Restructuring	—	—	—		—	(261)	261
Other Items	3	53	(50)		—	(138)	88
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$38,658	$15,410	$23,248	60.1%	$12,139	$—	$11,109	28.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	11	17	7		6	44	6
% Currency Impact	(7)	(5)	(7)		(6)	—	(9)
% Change — Currency Neutral (Non-GAAP)	18	23	15		12	—	15

% Change — Comparable (Non-GAAP)	11	16	9		6	—	11
% Comparable Currency Impact (Non-GAAP)	(7)	(5)	(7)		(6)	—	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	18	21	16		12	—	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$882	$1,472	$(262)	$11,686	$2,115	18.1%	$9,542	$2.19
Items Impacting Comparability:
Asset Impairments	—	—	96	153	—		153	0.04
Equity Investees	—	34	—	34	1		33	0.01
Transaction Gains/Losses	—	—	(294)	702	113		589	0.14
Restructuring	—	—	—	117	30		87	0.02
Other Items	24	—	443	685	158		527	0.12
Certain Tax Matters	—	—	—	—	128		(128)	(0.03)
Comparable (Non-GAAP)	$906	$1,506	$(17)	$13,377	$2,545	19.0% [2]	$10,803	$2.48

	Year Ended December 31, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,597	$1,438	$2,000	$12,425	$2,621	21.1%	$9,771	$2.25
Items Impacting Comparability:
Asset Impairments	—	—	—	78	16		62	0.01
Equity Investees	—	13	—	13	(10)		23	0.01
Transaction Gains/Losses	—	—	(1,666)	(1,292)	(163)		(1,129)	(0.26)
Restructuring	—	—	117	378	89		289	0.07
Other Items	(821)	—	(84)	825	165		660	0.15
Certain Tax Matters	—	—	—	—	(410)		410	0.09
Comparable (Non-GAAP)	$776	$1,451	$367	$12,427	$2,308	18.6%	$10,086	$2.32

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(45)	2	—	(6)	(19)		(2)	(3)
% Change — Comparable (Non-GAAP)	17	4	—	8	10		7	7
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended December 31, 2022
% Change — Reported (GAAP)	(16)
% Currency Impact	(12)
% Change — Currency Neutral (Non-GAAP)	(4)

% Impact of Items Impacting Comparability (Non-GAAP)	(16)
% Change — Comparable (Non-GAAP)	0
% Comparable Currency Impact (Non-GAAP)	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	11

Year Ended December 31, 2022
% Change — Reported (GAAP)	(3)
% Currency Impact	(11)
% Change — Currency Neutral (Non-GAAP)	8

% Impact of Items Impacting Comparability (Non-GAAP)	(9)
% Change — Comparable (Non-GAAP)	7
% Comparable Currency Impact (Non-GAAP)	(10)
% Change — Comparable Currency Neutral (Non-GAAP)	17
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,519	$1,289	$3,853	$1,041	$740	$1,982	$17	$(316)	$10,125
Items Impacting Comparability:
Other Items	39	13	2	16	—	—	—	—	70
Comparable (Non-GAAP)	$1,558	$1,302	$3,855	$1,057	$740	$1,982	$17	$(316)	$10,195

	Three Months Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,638	$1,030	$3,393	$1,012	$775	$1,904	$26	$(314)	$9,464
Items Impacting Comparability:
Other Items	6	1	—	(1)	—	—	—	—	6
Comparable (Non-GAAP)	$1,644	$1,031	$3,393	$1,011	$775	$1,904	$26	$(314)	$9,470

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(7)	25	14	3	(5)	4	(38)	0	7
% Currency Impact	(16)	(7)	0	(14)	(13)	(12)	0	—	(8)
% Change — Currency Neutral (Non-GAAP)	9	32	14	17	8	16	(37)	—	15
% Acquisitions, Divestitures and Structural Changes	0	0	1	2	0	0	0	—	1
% Change — Organic Revenues (Non-GAAP)	9	32	12	15	8	16	(37)	—	15

% Change — Comparable (Non-GAAP)	(5)	26	14	5	(5)	4	(38)	—	8
% Comparable Currency Impact (Non-GAAP)	(14)	(6)	0	(12)	(13)	(12)	0	—	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	9	32	14	17	8	16	(37)	—	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Year Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,523	$4,910	$15,674	$5,445	$2,843	$7,891	$94	$(1,376)	$43,004
Items Impacting Comparability:
Other Items	27	6	2	7	—	—	—	—	42
Comparable (Non-GAAP)	$7,550	$4,916	$15,676	$5,452	$2,843	$7,891	$94	$(1,376)	$43,046

	Year Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,193	$4,143	$13,190	$5,291	$2,805	$7,203	$85	$(1,255)	$38,655
Items Impacting Comparability:
Other Items	6	—	—	(3)	—	—	—	—	3
Comparable (Non-GAAP)	$7,199	$4,143	$13,190	$5,288	$2,805	$7,203	$85	$(1,255)	$38,658

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	5	19	19	3	1	10	11	(10)	11
% Currency Impact	(14)	(5)	0	(9)	(11)	(9)	(2)	—	(7)
% Change — Currency Neutral (Non-GAAP)	18	24	19	12	13	19	12	—	18
% Acquisitions, Divestitures and Structural Changes	0	0	6	0	0	0	0	—	2
% Change — Organic Revenues (Non-GAAP)	18	24	13	11	13	19	12	—	16

% Change — Comparable (Non-GAAP)	5	19	19	3	1	10	11	—	11
% Comparable Currency Impact (Non-GAAP)	(13)	(5)	0	(9)	(11)	(9)	(1)	—	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	18	24	19	12	13	19	12	—	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$614	$724	$764	$297	$23	$135	$(482)	$2,075
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	25	25
Restructuring	(6)	—	38	—	—	—	29	61
Other Items	39	13	68	16	13	(7)	17	159
Comparable (Non-GAAP)	$647	$737	$870	$313	$36	$128	$(411)	$2,320

	Three Months Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$745	$592	$721	$279	$78	$159	$(902)	$1,672
Items Impacting Comparability:
Asset Impairments	78	—	—	—	—	—	—	78
Transaction Gains/Losses	—	—	—	—	—	—	106	106
Restructuring	—	—	—	(1)	—	—	65	64
Other Items	6	1	53	(1)	1	13	99	172
Comparable (Non-GAAP)	$829	$593	$774	$277	$79	$172	$(632)	$2,092

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(18)	22	6	6	(71)	(15)	47	24
% Currency Impact	(27)	(12)	0	(15)	3	(9)	3	(18)
% Change — Currency Neutral (Non-GAAP)	10	34	6	21	(74)	(6)	44	43

% Impact of Items Impacting Comparability (Non-GAAP)	4	(2)	(6)	(6)	(17)	10	12	13
% Change — Comparable (Non-GAAP)	(22)	24	12	13	(54)	(26)	35	11
% Comparable Currency Impact (Non-GAAP)	(17)	(10)	0	(9)	0	(7)	4	(10)
% Change — Comparable Currency Neutral (Non-GAAP)	(5)	34	12	22	(55)	(18)	31	21
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Year Ended December 31, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,958	$2,870	$3,742	$2,303	$185	$487	$(2,636)	$10,909
Items Impacting Comparability:
Asset Impairments	—	—	—	57	—	—	—	57
Transaction Gains/Losses	—	—	—	—	—	—	996	996
Restructuring	(7)	—	38	—	—	—	86	117
Other Items	27	6	142	7	2	22	60	266
Comparable (Non-GAAP)	$3,978	$2,876	$3,922	$2,367	$187	$509	$(1,494)	$12,345

	Year Ended December 31, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,735	$2,534	$3,331	$2,325	$293	$473	$(2,383)	$10,308
Items Impacting Comparability:
Asset Impairments	78	—	—	—	—	—	—	78
Transaction Gains/Losses	—	—	—	—	—	—	374	374
Restructuring	63	11	14	12	—	—	161	261
Other Items	6	—	(14)	(3)	(3)	(11)	113	88
Comparable (Non-GAAP)	$3,882	$2,545	$3,331	$2,334	$290	$462	$(1,735)	$11,109

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	6	13	12	(1)	(37)	3	(11)	6
% Currency Impact	(17)	(6)	0	(8)	(2)	(9)	3	(9)
% Change — Currency Neutral (Non-GAAP)	23	20	12	7	(35)	12	(13)	15

% Impact of Items Impacting Comparability (Non-GAAP)	3	0	(5)	(2)	(1)	(7)	(24)	(5)
% Change — Comparable (Non-GAAP)	2	13	18	1	(36)	10	14	11
% Comparable Currency Impact (Non-GAAP)	(15)	(6)	0	(8)	(2)	(9)	4	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	18	19	18	9	(33)	19	10	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Margin:
	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	20.49%	17.67%	282
Items Impacting Comparability (Non-GAAP)	(2.26)%	(4.43)%
Comparable Operating Margin (Non-GAAP)	22.75%	22.10%	65
Comparable Currency Impact (Non-GAAP)	(0.47)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	23.22%	22.10%	112
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.18)%	0.02%
Underlying Operating Margin (Non-GAAP)	23.40%	22.08%	132

	Year Ended December 31, 2022	Year Ended December 31, 2021	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	25.37%	26.67%	(130)
Items Impacting Comparability (Non-GAAP)	(3.31)%	(2.07)%
Comparable Operating Margin (Non-GAAP)	28.68%	28.74%	(6)
Comparable Currency Impact (Non-GAAP)	(0.41)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	29.09%	28.74%	35
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.72)%	0.04%
Underlying Operating Margin (Non-GAAP)	29.81%	28.70%	111

Free Cash Flow (In millions):
	Year Ended December 31, 2022	Year Ended December 31, 2021	$ Change
Net Cash Provided by Operating Activities (GAAP)	$11,018	$12,625	$(1,607)
Purchases of Property, Plant and Equipment (GAAP)	(1,484)	(1,367)	(117)
Free Cash Flow (Non-GAAP)	$9,534	$11,258	$(1,724)

Net Share Repurchases (In millions):
Year Ended December 31, 2022
Reported (GAAP):
Issuances of Stock	$837
Purchases of Stock for Treasury	(1,418)
Net Change in Stock Issuance Receivables[1]	(5)
Net Share Repurchases (Non-GAAP)	$(586)
1 Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the year.

Projected 2023 Free Cash Flow (In billions):
Year Ending December 31, 2023
Projected GAAP Net Cash Provided by Operating Activities[1]	$11.4
Projected GAAP Purchases of Property, Plant and Equipment	(1.9)
Projected Free Cash Flow (Non-GAAP)	$9.5
1 Does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, unfavorable economic and geopolitical conditions, including the direct or indirect negative impacts of the conflict between Russia and Ukraine; increased competition; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand our business in emerging and developing markets; an inability to successfully manage the potential negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; disruption of our supply chain, including increased commodity, raw material, packaging, energy, transportation and other input costs; the negative impacts of, and continuing uncertainties associated with the scope, severity and duration of the global COVID-19 pandemic and the substance and pace of the post-pandemic economic recovery; an inability to successfully integrate and manage our acquired businesses, brands or bottling operations or an inability realize a significant portion of the anticipated benefits of our joint ventures or strategic relationships; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; failure to digitalize the Coca-Cola system; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to successfully manage new product launches; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulas and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; an inability to protect our information systems against service interruption, misappropriation of data or cybersecurity incidents; failure to comply with privacy and data protection laws; failure to achieve our sustainability goals and targets or accurately report our progress due to operational, financial, legal and other risks, many of which are outside our control and are dependent on the actions of our bottling partners and other third parties; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products, decreased agricultural productivity and increased regulation of ingredient sourcing due diligence; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.